Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Helios & Matheson Analytics, Inc.

We consent to the incorporation by reference in the Registration Statement on Form S-3 of Helios and Matheson Analytics Inc. to be filed on or about June 29, 2018 of our report dated April 16, 2018, relating to our audit of the consolidated financial statements, which appear in the Annual Report on Form 10-K of Helios and Matheson Analytics Inc. for the years ended December 31, 2017 and 2016.

We also consent to the reference to our firm under the caption “Experts” in this Prospectus, which is part of this Registration Statement.

/s/ Rosenberg Rich Baker Berman, P.A.
Somerset, New Jersey
June 29, 2018